SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Filed by a Party other than the Registrant {x}

Check the appropriate box:

{   }      Preliminary Proxy Statement

{   }      Confidential, for Use of the Commission Only (as Permitted by Rule
           14a-6(e)(2))

{   }      Definitive Proxy Statement

{   }      Definitive Additional Materials

{ x }      Soliciting Material Under Rule 14a-12


                            COACHMEN INDUSTRIES, INC
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              THOR INDUSTRIES, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                            IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

{ x }      No Fee required.

{   }      Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and
           0-11:

   1)      Title of each class of securities to which transaction applies:

 .............................................................................

   2) Aggregate number of securities to which transaction applies:

 .............................................................................

   3) Per unit price or other underlying transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

 .............................................................................

   4) Proposed maximum aggregate value of transaction:



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     Total fee paid:

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{  }       Fee paid previously with preliminary materials.

{ } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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  1)       Amount Previously Paid:

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  4)       Date Filed:

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                              THOR INDUSTRIES, INC.
      419 WEST PIKE STREET o P.O. BOX 629 o JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 o FAX 937-596-6539

                             P R E S S   R E L E A S E
                             -------------------------

Date:  April 17, 2000
Contact:  Wade F.B. Thompson or Peter B. Orthwein

           THOR PROPOSES TO ACQUIRE COACHMEN FOR $18 PER SHARE IN CASH
           -----------------------------------------------------------
            AND STOCK VALUED AT $289.6 MILLION; OFFER IS 41.9% ABOVE
            --------------------------------------------------------
             COACHMEN'S PRICE; TRANSACTION EXPECTED TO BE ACCRETIVE
             ------------------------------------------------------

Thor Industries, Inc. (NYSE:THO) announced today that it delivered the following letter to Ms. Claire C. Skinner, Chairman and CEO of Coachmen Industries, Inc. (NYSE:COA). April 17, 2000

Ms. Claire C. Skinner, Chairman, Coachmen Industries, Inc., 2831 Dexter Drive, Elkhart, IN 46515

Dear Claire:

As I have discussed with you on a number of occasions over the last few months, we believe that a merger of Coachmen and Thor would be in the best interests of our two companies. We fail to understand why, despite our repeated requests, your Board will not negotiate with Thor concerning the transaction.

Thor is prepared to acquire all of the outstanding Coachmen common stock for $18.00 per share, for an aggregate of $289.6 million based on outstanding shares and estimated in-the-money options at that price. The consideration would consist of 60% in cash and 40% in Thor stock based on Friday's close of $24 7/16 (0.7366 Thor shares per Coachmen share). The $18 offering price represents a 41.9% premium over Coachmen's closing common stock price of $12 11/16 last Friday. This transaction would not only give your shareholders a substantial premium, but also permit them the opportunity to continue in the combined enterprise. Our offer is not subject to financing contingencies.

Our $18.00 per share price represents a compelling value for Coachmen shareholders. Nevertheless, if you can show us additional value through the due diligence process, which we have not previously considered, we would entertain increasing our offer in the context of negotiating a definitive agreement.

Advantages of a combination with Thor

The advantages of a merger of Coachmen and Thor are significant:

o    The combined  company  would be easily the second  largest RV builder,  the
     largest  mid-size  bus  manufacturer,   and  the  largest  modular  housing
     producer.

o We believe the transaction would be immediately accretive on a pro-forma earnings per share basis and create additional near term opportunities to increase shareholder value as a result of:

o significant cost savings from increased purchasing leverage in the RV industry, an $8 billion industry with over 100 manufacturers. We believe the industry will consolidate, with first-mover advantages to be gained.


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o    major  synergies due to the fit in products and  geography  between the two companies. Thor's strength in towable recreation vehicles will complement Coachmen's motorhome strength.

THOR'S PERFORMANCE IS EXCELLENT
-------------------------------

Thor has achieved an excellent record of profitable growth in the recreation vehicle and bus industries since our founding 20 years ago.

o We have never had a year in which we lost money. Our diluted earnings per share have grown from $1.12 in fiscal 1996 to $2.52 in fiscal 1999, a compound annual growth rate of 31.0%, while Coachmen's diluted earnings per share have declined from $1.84 in fiscal 1996 to $1.80 in fiscal 1999. These earnings results were achieved while both companies had similar revenue growth rates during the same periods.

o In the six months ended January 31, 2000, our sales were a record $414.7 million, up 17% from last year and our net income was a record $16.4 million, up 32% from last year. Notably, RV income was up 37% and RV sales increased 18% in the latest six months.

o Our stock should be very attractive to Coachmen shareholders, as the ratio of Coachmen to Thor closing stock prices has declined during the last two years. Specifically, on February 4, 1998 this ratio was 1.26x and has fallen to .52x on April 14, 2000. Thor's closing stock price has increased 8.0% from $22 5/8 on March 31, 1999 to $24 7/16 on April 14, 2000.
     Coachmen's closing stock price has dropped 38.1% from $20 1/2 on March 31, 1999 to $12 11/16 on April 14, 2000.

o We have grown through a combination of internal growth and acquisitions. We have skillfully integrated our acquisitions into existing operations and we would do the same with Coachmen.

As you know, we are already a leading employer in northern Indiana with about 1,200 employees located in the Elkhart, Goshen, Middlebury, and Syracuse areas. We are strongly committed to these communities as evidenced by the major investments in state-of-the-art facilities recently completed at Four Winds and Dutchmen.

While our proposal is subject to execution of definitive documentation and confirmatory due diligence, we believe that we can move quickly to complete these items and consummate the transaction. We and our financial and legal advisors, BMO Nesbitt Burns Corp. and Akin, Gump, Strauss, Hauer and Feld, are ready to meet with you at any time and place at your earliest convenience.

As I have stated several times to you, we wish to complete a friendly transaction. In that spirit, should you or any member of your Board have any questions about our offer, please feel free to give me a call. Because we feel strongly that this is a transaction we must pursue, we have concluded that the stockholders of both Coachmen and Thor should be informed of this proposal. Therefore, we will release the text of this letter to the business wires.

Sincerely,

Wade F. B. Thompson
Chairman

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                                      * * *

         This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from Thor's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in Thor's filings with the Securities and Exchange Commission.

         This press release and certain other communications made by or on behalf of Thor may constitute a solicitation. Thor intends to make a preliminary filing with the Securities and Exchange Commission of proxy materials. Thor has not yet filed such materials. Shareholders are advised to read the proxy statement and other documents related to any proxy solicitation by Thor when they become available because they will contain important information. When completed, a definitive proxy statement and related proxy materials will be mailed to shareholders of Coachmen and will be available at no charge on the Securities and Exchange Commission's website at http://www.sec.gov.

         Thor and certain other persons named below may be deemed to be "participants" (as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended) in any solicitation. The participants in this solicitation may include the following executive officers of Thor: Wade Thompson and Peter Orthwein. As of the date of this communication, Thor and Peter Orthwein may be deemed the beneficial owner of 466,300 and 300 shares of common stock of Coachmen, respectively, and Mr. Thompson and Mr. Orthwein may be deemed to beneficially own approximately 4,536,930 and 639,100 shares of Thor common stock, respectively.

         In addition to any solicitations that may be made by any of the above-referenced persons, Thor has retained D.F. King & Co., Inc. and BMO Nesbitt Burns Corp. ("BMO Nesbitt Burns") to act as advisors. D.F. King is a proxy solicitor that may provide solicitation services with respect to banks, brokers, institutional investors and individual shareholders for which it will receive customary compensation. Employees of D.F. King may communicate in person, by telephone or otherwise with persons who are shareholders of Coachmen. BMO Nesbitt Burns is an investment banking firm that provides a range of financial services for institutional and individual clients. In connection with BMO Nesbitt Burns' engagement as financial advisor to Thor, Thor anticipates that with respect to any solicitation the following employee of BMO Nesbitt Burns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders for the purpose of assisting in such proposed solicitation: Steven Knoop. BMO Nesbitt Burns does not believe that it or any of its directors, officers, employees or affiliates is a "participant" as defined in Schedule 14A or that Schedule 14A requires the disclosure of participant information regarding BMO Nesbitt Burns. BMO Nesbitt Burns will not receive any fee for, or in connection with, such solicitation activities, apart from the fees to which they are otherwise entitled under the terms of their engagement. Thor has agreed to pay BMO Nesbitt Burns customary compensation for acting as financial advisor to Thor in this transaction and has agreed to provide BMO Nesbitt Burns and certain persons related to BMO Nesbitt Burns with customary indemnification against certain liabilities, including certain liabilities under the federal securities laws, arising out of this engagement. An affiliate of BMO Nesbitt Burns provides commercial lending services to Thor. In the ordinary course of its business, BMO Nesbitt Burns may trade securities of Coachmen or Thor for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. BMO Nesbitt Burns has informed Thor that, as of the date hereof, it does not hold any shares of Coachmen common stock for its own account. BMO Nesbitt Burns and/or certain of its affiliates may have voting and dispositive power with respect to certain shares of Coachmen common stock held in asset management, brokerage and other accounts. BMO Nesbitt Burns and each of its affiliates disclaim beneficial ownership of such shares.


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